UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


   Date of Report (Date of earliest event reported)         September 29, 1999
                                                    --------------------------



                              TRITON ENERGY LIMITED
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



          Cayman  Islands                1-11675                  None
   -------------------------------    ----------------    --------------
   (State or other jurisdiction of    (Commission         (IRS  Employer
         incorporation)                File  Number)     Identification  No.)


              Caledonian  House,  Mary  Street
                   P.O.Box  1043
                   George  Town
          Grand  Cayman,  Cayman  Islands                 NA
          ---------------------------------------       ------
          (Address of principal executive offices)    (Zip  Code)



  Registrant's telephone number, including area code   (345) 949-0050
                                                     --------------------------




                                       N/A
          (Former name or former address, if changed since last report)

ITEM  5.  OTHER  EVENTS.

Oil  Discovery  in  Equatorial  Guinea
--------------------------------------

     On October 6, 1999, Triton Energy Limited (the "Company") announced that it had made a significant oil discovery in Equatorial Guinea, La Ceiba Field. On test, the Mbini-1 well flowed 12,401 barrels of oil per day (BOPD) of 30 degree oil from one zone over an interval of 160 feet with a flowing tubing pressure of 897 pounds per square inch. Test results were constrained by the limited capacity of surface testing equipment. Analysis of wireline logs and core data indicates a gross oil column of 742 feet in the well with net oil-bearing pay of 314 feet in four zones. The Mbini-1 well was drilled to a total depth of 9,700 feet in approximately 2,200 feet of water. The well is located 22 miles off the continental coast in Block G which along with Block F encompasses Triton's Equatorial Guinea acreage (approximately 1.3 million acres). The Company has an 85 percent working interest in the licenses and is the operator. The other partner in the blocks is Energy Africa with a 15 percent working interest.

Litigation  Update
------------------

     In July through October 1998, eight lawsuits were filed against the Company and Thomas G. Finck and Peter Rugg, in their capacities as Chairman and Chief Executive Officer and Chief Financial Officer, respectively. The lawsuits were filed in the United States District Court for the Eastern District of Texas, Texarkana Division, and have been consolidated and are styled In re: Triton Energy Limited Securities Litigation. They allege violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder, and negligent misrepresentation in connection with disclosures concerning the Company's properties, operations, and value relating to a prospective sale of the Company or of all or a part of its assets. The lawsuits seek recovery of an unspecified amount of compensatory and punitive damages and fees and costs.

     On September 29, 1999, the court granted the plaintiffs' motion for appointment as lead plaintiffs and for approval of selection of lead counsel. In addition, the court denied the Company's motion to dismiss or transfer for improper venue.

     The Company believes its disclosures have been accurate and intends to vigorously defend these actions. There can be no assurance that the litigation will be resolved in the Company's favor. An adverse result could have a material adverse effect on the Company's financial position or results of operations.

     On August 22, 1997, the Company was sued in the Superior Court of the State of California for the County of Los Angeles, by David A. Hite, Nordell
International Resources Ltd., and International Veronex Resources, Ltd. The Company and the plaintiffs were adversaries in a 1990 arbitration proceeding in which the interest of Nordell International Resources Ltd. in the Enim oil field in Indonesia was awarded to the Company (subject to a 5% net profits interest for Nordell) and Nordell was ordered to pay the Company nearly $1 million. The arbitration award was followed by a series of legal actions by the parties in which the validity of the award and its enforcement were at issue. As a result of these proceedings, the award was ultimately upheld and enforced.

     The current suit alleges that the plaintiffs were damaged in amounts aggregating $13 million primarily because of the Company's prosecution of various claims against the plaintiffs as well as its alleged misrepresentations, infliction of emotional distress, and improper accounting practices. The suit seeks specific performance of the arbitration award, damages for alleged fraud and misrepresentation in accounting for Enim field operating results, an accounting for Nordell's 5% net profit interest, and damages for emotional distress and various other alleged torts. The suit seeks interest, punitive damages and attorneys fees in addition to the alleged actual damages. On September 26, 1997, the Company removed the action to the United States District Court for the Central District of California. On August 31, 1998, the district court dismissed all claims asserted by the plaintiffs other than claims for malicious prosecution and abuse of the legal process, which the court held could not be subject to a motion to dismiss. The abuse of process claim was later withdrawn, and the damages sought have been reduced to approximately $700,000 (not including punitive damages). The lawsuit was tried and the jury found in favor of the plaintiffs and assessed compensatory damages against the Company in the amount of approximately $700,000 and punitive damages in the amount of approximately $11 million. The Company believes it has acted appropriately and intends to appeal the verdict.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       TRITON  ENERGY  LIMITED



Date: October 8, 1999                   By: /s/Bernard Gros-Dubois
                                           ___________________________
                                              Bernard Gros-Dubois
                                              Vice President